Exhibit 99.1

HCW Biologics Announces Pricing of $1.5 Million Follow-On Offering Priced At-The-Market Under NASDAQ Rules

MIRAMAR, Fla., February 17, 2026 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (the “Company”), (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing innovative immunotherapies to extend health span by targeting the link between chronic inflammation and disease, today announced the pricing of its follow-on offering of an aggregate of 2,477,292 units at a purchase price of $0.6055 per unit priced at-the-market under Nasdaq rules. Each unit consists of one share of common stock (or pre-funded warrant in lieu thereof) and one warrant, each to purchase one share of common stock. The warrant will have an exercise price of $0.6055 per share, will be exercisable upon shareholder approval, and will expire on the five-year anniversary from such date of shareholder approval. The shares of common stock (or pre-funded warrants) and the warrant comprising the units are immediately separable and will be issued separately in this offering. The closing of the offering is expected to occur on or about February 19, 2026, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $1.5 million. The Company intends to use the net proceeds from this offering for funding preclinical and clinical development, including the clinical trials for HCW9302, and general corporate purposes.

In addition, the Company has entered into a privately negotiated agreement with the holder of certain existing outstanding warrants to purchase up to 3,020,410 shares of common stock (the “Existing Warrants”) to reduce the exercise price of such Existing Warrants from $2.41 per share to $0.6055 per share. The reduction of the exercise price of the Existing Warrants is subject to shareholder approval.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-293396), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 17, 2026. The offering is being made only by means of a prospectus which forms a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at www.sec.gov and may also be obtained by contacting Maxim Group LLC at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HCW Biologics:

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and potentially extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to senescence-associated diseases and conditions that diminish health span, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as many indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is a versatile scaffold that enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics are being developed for treatment of a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform. HCW9302 is the lead product candidate for the Company’s clinical development program for autoimmune diseases and other proinflammatory conditions. The Company has dosed the first patient in a Company-sponsored, multi-center Phase 1 clinical trial to evaluate HCW9302 in an autoimmune disease (NCT07049328). The IND-enabling process is underway for three TRBC-based molecules which were selected as the lead product candidates for other clinical development programs in cancer and age-related diseases based on promising preclinical data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the statements on the closing of the offering and the satisfaction of closing conditions and use of proceeds in the offering, the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; the capabilities of the Company’s new platform and the effectiveness of new fusion proteins developed using the new platform. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025 and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com